Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Almost Family, Inc. for the registration of $75,000,000 of common stock, series preferred stock, warrants and debt securities and 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements and schedule of Almost Family, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

May 31, 2007

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